WS5888
                          THE 59 WALL STREET FUND, INC.

                                Establishment and
                       Designation of Series of Shares of
                    Common Stock (par value $0.001 per share)

         Pursuant to Section 2-105 of the Maryland General Corporation Law and Article Fifth, paragraph 3 of the restated charter of the Corporation (the "Charter"), the Board of Directors of the Corporation hereby establishes and designates the following series of shares of common stock (each a "Fund", collectively, the "Funds") to have the following special and relative rights:

1. The Funds shall be named "The 59 Wall Street High Yield Fixed Income Fund" and "The 59 Wall Street Broad Market Fixed Income Fund" and the number of shares initially classified and allocated to each Fund is 25,000,000.

2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other properties and use investment techniques as from time to time described in the Corporation's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of each Fund ("Shares"). Each Share, except as provided herein, shall have the same characteristics as shares of The 59 Wall Street European Equity Fund, The 59 Wall Street Pacific Basin Equity Fund, The 59 Wall Street Small Company Fund, The 59 Wall Street Inflation-Indexed Securities Fund, The 59 Wall Street U.S. Equity Fund, The 59 Wall Street Tax-Efficient Equity Fund, The 59 Wall Street International Equity Fund, The 59 Wall Street Emerging Markets Fund, The 59 Wall Street Mid-Cap Fund and The 59 Wall Street Opportunities Fund. The proceeds of sales of Shares, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Funds, unless otherwise required by law.

3. Shareholders of each Fund shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to each Fund as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Charter.

4. At any meeting of shareholders of each Fund, an Eligible Institution or Financial Intermediary (as that term may from time to time be defined in the applicable then-current prospectus of each Fund) may vote any Shares as to which such Eligible
              Institution or Financial Intermediary is the holder or agent of record and which are not otherwise represented in person or by proxy at the meeting, proportionately in accordance with the votes cast by holders of all Shares otherwise represented at the meeting in person or by proxy as to which such Eligible Institution or Financial Intermediary is the holder or agent of record. Any Shares so voted by an Eligible Institution or Financial Intermediary will be deemed represented at the meeting for all purposes, including quorum purposes.

5.            All Shares shall be subject to  redemption  and  redeemable at the option of the Corporation. The Board of Directors may by resolution from time to time authorize the Corporation to require the redemption of all or any part of any outstanding Shares, without the vote or consent of shareholders (including through the establishment of uniform standards with respect to the minimum net asset value of a shareholder account), upon the sending of written notice thereof to each shareholder any of whose Shares are so redeemed and upon such terms and conditions as the Board of Directors shall deem advisable, out of funds legally available therefor, at net asset value per Share determined in accordance with the provisions of the applicable then-current prospectus of each Fund and to take all other steps deemed necessary or advisable in connection therewith. The Board of Directors may authorize the closing of those accounts not meeting the specified minimum standards of net asset value by redeeming all of the Shares in such accounts.

6. Each Fund's Shareholder Servicing Agent and each Eligible Institution and Financial Intermediary (as those terms are defined in the applicable then-current prospectus of each Fund) may establish for their respective customers an involuntary redemption requirement. If the value of a shareholder's holdings falls below that amount because of a redemption of Shares, the shareholder's remaining Shares may be redeemed. If such remaining Shares are to be redeemed, the shareholder will be notified that the value of his holdings has fallen below that amount and be allowed 60 days to make an additional investment to enable the shareholder to meet the minimum requirement before the redemption is processed.

         IN WITNESS WHEREOF, the undersigned Directors have executed this instrument this 9th day of May, 2000.

                                  Director and
/s/ J.V. SHIELDS, JR.             Chairman of the Board
J.V. Shields, Jr.


/s/ RICHARD L. CARPENTER          Director
Richard L. Carpenter


/s/ CLIFFORD A. CLARK             Director
Clifford A. Clark


/s/ DAVID M. SEITZMAN             Director
David M. Seitzman


/s/ DAVID P. FELDMAN              Director
David P. Feldman


/s/ ARTHUR D. MILTENBERGER        Director
Arthur D. Miltenberger


/s/ EUGENE P. BEARD               Director
Eugene P. Beard


/s/ ALAN G. LOWY                  Director
Alan G. Lowy


/s/ J. ANGUS IVORY                Director
J. Angus Ivory